SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006

PACIFIC CMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27653	84-1475073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Airgate International Corp., 153-10 Rockaway Blvd.	Jamaica, New York	11434
(Address of Principal Executive Office)	(City and State)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 247-0049

SECTION 3 SECURITIES AND TRADING MARKETS

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 1, 2006, the staff of the American Stock Exchange (the “AMEX”) sent the Registrant a letter advising that the AMEX staff had determined to proceed with the filing of an application with the Securities and Exchange Commission to strike Registrant’s common stock from listing and registration on the AMEX, based upon assertions of alleged events that occurred in 2003 relating to the Registrant’s 2003 initial listing application. The Registrant’s common stock has been listed on AMEX since in or about December 2003.

The Registrant believes that the determination by the AMEX staff to seek the delisting of the Registrant’s Common Stock is predicated on misinterpretations of facts and falsehoods.

The AMEX staff alleges that our common stock should be delisted because we did not meet the AMEX’s initial listing requirements. The AMEX staff asserts that to secure the listing of our common stock on the AMEX, we violated Sections 401(a), 1002(d), 1002(e), 1003(d) and 1003(f)(iii) of the AMEX’s Company Guide. The AMEX staff alleges that in order to meet the AMEX’s listing requirements and obtain approval of our application to list our common stock on AMEX, our officers and/or agents engaged in a scheme, in conjunction with an AMEX specialist’s former officer, certain market makers, consultants and others, to interfere with the natural forces of supply and demand and artificially increase and/or support the price of Registrant’s common stock and Registrant issued shares to at least one individual which were not irrevocable, fully paid and non-assessable to satisfy the market value of public float (“MVPF”) initial listing requirement of the AMEX. Additionally, the staff of the AMEX alleges that Registrant concealed the alleged scheme from the AMEX Staff, Registrant’s shareholders, investors and other market constituents.

The Registrant is entitled to and will demand a hearing on the allegations of the AMEX’s staff and will take every other lawful action and effort to debunk the allegations of the AMEX staff and to prevent a delisting of the Registrant’s common stock.

For and as of the nine (9) month period ending September 30, 2006, the Registrant had net income of $493,479 on revenues of $ 112,815,905 and total assets of $43,503,361 (including $3,239,587 of cash and equivalents). As of August 30, 2006, the Registrant employed approximately 280 persons (including approximately 60 in the United States), had 11 offices/warehouses in 3 countries (including approximately 18,500 square feet in the United States) and conducts business with 233 cargo agents located in 77 countries and 182 cities.

SECTION 9 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1	Registrant’s Press Release Regarding the AMEX’s attempt to delist our securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC CMA, INC.

By:	/s/ John Mazarella
Name: John Mazarella
Title: Chief Financial Officer

Dated: December 7, 2006